FORM 5/A

[ ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See Instruction 1(b)         Expires:         September 30, 1998
[ ] Form 3 Holdings Reported                Estimated average burden
[ ] Form 4 Holdings Reported                hours per response .............1.0
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

      HARPER                         EDWIN                            L.
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     (Last)                          (First)                         (MI)

     c/o Commodore Applied Technologies, Inc. 6867 Elm Street, Suite 210
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                                    (Street)

      McLean                          VA                         22101
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     (City)                         (State)                       (Zip)

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 2. Issuer Name and Ticker or Trading Symbol

                    COMMODORE ENVIRONMENTAL SERVICES, INC.
                                    (COES)
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 3. IRS Identification Number
    of Reporting Person, if an Entity (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    December 31, 1997                  |
                                       |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [X]  Director                     [ ]  10% Owner

        [ ]  Officer                      [ ]  Other (specify below)
                (give title below)

                                 Vice Chairman
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 7. Individual or Joint/Group Filing
    (Check applicable line)
      X  Form Filed by one Reporting Person
    ----
         Form Filed by more than one Reporting Person
    ----
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
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                                 |                           |                         |                |         |
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

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Issuer's Fiscal |    Indirect (I)         |
                                 |    Year (Instr. 3 & 4)    |    (Instr. 4)           |
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
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Response)
                                                                       (Over)
                                                              SEC 2270 (7-96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |                |   (A)       |    (D)
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Employee Stock Option            |          $0.29            |       5/1/97            |      A         |    750,000   |
   (right to buy)                |                           |                         |                |             |
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

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Employee Stock Option            |   5/1/97      |    5/1/07    |      Common    |      750,000        |         $0.29
     (right to buy)              |               |              |      Stock     |                     |
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                                 |               |              |                |                     |
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

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Employee Stock Option            |          1,330,000           |               D                      |
  (right to buy)                 |                              |                                      |
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
Explanation of Responses:


 /s/  Edwin L. Harper                                       February 17, 1998
------------------------------------                       -------------------
**Signature of Reporting Person                                   Date
  (Edwin L. Harper)

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                                                                SEC 2270 (7-96)